EXHIBIT 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) dated October 22, 1993 between WSI Industries, Inc. (formerly Washington Scientific Industries, Inc.) (“WSI”) and Michael J. Pudil (“Pudil”), as amended January 9, 1997, shall be further amended as of December 29, 2008 as set forth below. All other provisions of the Agreement shall remain unchanged.
1.	It is the intention of the parties that this Agreement shall be exempt from the requirements of Code §409A as a separation pay plan. Consistent with that intent, the third sentence of paragraph 8 is amended in its entirely to read as follows:

Pudil may also terminate his employment with WSI at any time for Good Reason, effective immediately upon written notice to the Board, provided, however, that prior to such notice, Pudil had provided written notice to the Board of Directors of WSI within 90 days of the occurrence of an event constituting Good Reason, and WSI had failed to cure any breach (if capable of cure) within a reasonable period of time, not to exceed 10 days from the date of the initial notice.

2.	For all purposes of this Agreement, the phrase “terminate employment” or “termination of employment” shall be interpreted to mean a “separation from service” as defined in Treas. Reg. §1.404-1(h).

3.	The references in paragraph 9 of the Agreement to the “Change in Control Agreement” shall mean the Employment Change in Control Agreement dated as of January 11, 2001, as amended from time to time.
     IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Employment Agreement as of the day and year first set forth above.

WSI INDUSTRIES, INC.

By	/s/ Paul D. Sheely	/s/ Michael J. Pudil

	Chief Financial Officer	Michael J. Pudil